UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

TE CONNECTIVITY LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260

(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2016, TE Connectivity Ltd. (the “Company”) filed a Form 8-K announcing that the Board of Directors of the Company appointed Terrence Curtin, who is currently the Company’s President, to succeed Thomas Lynch as Chief Executive Officer of the Company effective March 9, 2017 and that Mr. Lynch would thereafter continue as the Executive Chairman of the Company.

On November 14, 2016, in connection with the Company’s annual equity award program, the Company granted to (1) Mr. Curtin non-qualified stock options to purchase 270,650 common shares and performance stock units (“PSUs”) representing 51,420 shares at target level and (2) Mr. Lynch non-qualified stock options to purchase 156,150 common shares and PSUs representing 29,670 shares at target level.  The foregoing equity awards were granted under the terms of the Company’s 2007 Stock and Incentive Plan.

The stock options granted have an exercise price of $66.74, vest in equal installments over four years starting on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

The PSUs granted provide the opportunity to earn shares of the Company’s stock based on the Company’s earnings per share (“EPS”) growth relative to the Standard & Poor’s 500 Non-Financial Companies Index over a three-year performance cycle which concludes at the end of Fiscal-Year 2019. A three-year average EPS growth metric will be used to determine relative performance and calculate earned shares at the end of the three-year performance period. Target shares, or 100%, will only be earned for EPS growth at the 50th percentile. Maximum payout is 200% and is earned for EPS growth at the 75th percentile of the index.   In order to earn any shares under the program a minimum threshold must be achieved. Specifically, EPS growth must be at the 25th percentile of the index. PSUs will be paid in the form of the Company’s common stock, together with dividend equivalent stock units that accrued commensurate with the portion of the PSUs that are vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2016	TE CONNECTIVITY LTD.

	By:	/s/ Harold G. Barksdale
Name: Harold G. Barksdale
Title: Corporate Secretary